EXHIBIT 2.1

















                               ASSET PURCHASE AGREEMENT

                                    BY AND BETWEEN

                         CHESAPEAKE BUILDING PRODUCTS COMPANY

                                         AND

                           UNIVERSAL FOREST PRODUCTS, INC.










                                  September 24, 1993

                                  TABLE OF CONTENTS

                                                                       Page

           RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                      ARTICLE I
                                     DEFINITIONS

           1.1    Agreement . . . . . . . . . . . . . . . . . . . . . .   1
           1.2    Assets  . . . . . . . . . . . . . . . . . . . . . . .   2
           1.3    Books and Records . . . . . . . . . . . . . . . . . .   2
           1.4    Buyer . . . . . . . . . . . . . . . . . . . . . . . .   2
           1.5    Buyer's Closing Certificate . . . . . . . . . . . . .   2
           1.6    Closing . . . . . . . . . . . . . . . . . . . . . . .   3
           1.7    Closing Date  . . . . . . . . . . . . . . . . . . . .   3
           1.8    Contracts . . . . . . . . . . . . . . . . . . . . . .   3
           1.9    Effective Time of Closing . . . . . . . . . . . . . .   3
           1.10   Escrow Agreement  . . . . . . . . . . . . . . . . . .   3
           1.11   Equipment . . . . . . . . . . . . . . . . . . . . . .   3
           1.12   Intangibles . . . . . . . . . . . . . . . . . . . . .   3
           1.13   Inventory . . . . . . . . . . . . . . . . . . . . . .   3
           1.14   Inventory Cost  . . . . . . . . . . . . . . . . . . .   4
           1.15   Knowledge of Buyer  . . . . . . . . . . . . . . . . .   4
           1.16   Knowledge of Seller . . . . . . . . . . . . . . . . .   4
           1.17   Law . . . . . . . . . . . . . . . . . . . . . . . . .   4
           1.18   Leases  . . . . . . . . . . . . . . . . . . . . . . .   4
           1.19   Non-Competition Agreement . . . . . . . . . . . . . .   4
           1.20   Opinion of Buyer's Counsel  . . . . . . . . . . . . .   4
           1.21   Opinion of Seller's Counsel . . . . . . . . . . . . .   5
           1.22   Permitted Liens . . . . . . . . . . . . . . . . . . .   5
           1.23   Plants  . . . . . . . . . . . . . . . . . . . . . . .   5
           1.24   Purchase Price  . . . . . . . . . . . . . . . . . . .   5
           1.25   Required Consents . . . . . . . . . . . . . . . . . .   5
           1.26   Seller  . . . . . . . . . . . . . . . . . . . . . . .   5
           1.27   Seller's Closing Certificate  . . . . . . . . . . . .   6


                                      ARTICLE II
                                  PURCHASE AND SALE

           2.1    Purchase and Sale . . . . . . . . . . . . . . . . . .   6
           2.2    Payment of the Purchase Price . . . . . . . . . . . .   6
           2.3    Determination of Inventory  . . . . . . . . . . . . .   7


                                     ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF SELLER

           3.1    Organization of Seller  . . . . . . . . . . . . . . .   8
           3.2    Authorization; Enforceability . . . . . . . . . . . .   9
           3.3    No Violation or Conflict by Seller  . . . . . . . . .   9
           3.4    Title to Assets . . . . . . . . . . . . . . . . . . .  10

                                         (i)

                                                                       Page

           3.5    No Litigation . . . . . . . . . . . . . . . . . . . .  10
           3.6    Condition of Equipment  . . . . . . . . . . . . . . .  11
           3.7    Books and Records . . . . . . . . . . . . . . . . . .  11
           3.8    Contracts . . . . . . . . . . . . . . . . . . . . . .  11
           3.9    Intangibles . . . . . . . . . . . . . . . . . . . . .  11
           3.10   No Broker . . . . . . . . . . . . . . . . . . . . . .  11

                                      ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF BUYER

           4.1    Organization  . . . . . . . . . . . . . . . . . . . .  12
           4.2    Authorization; Enforceability . . . . . . . . . . . .  12
           4.3    No Violation or Conflict  . . . . . . . . . . . . . .  13
           4.4    No Litigation . . . . . . . . . . . . . . . . . . . .  13
           4.5    No Broker . . . . . . . . . . . . . . . . . . . . . .  13


                                      ARTICLE V
                         CERTAIN MATTERS PENDING THE CLOSING

           5.1    Carry on in Regular Course  . . . . . . . . . . . . .  14
           5.2    Access  . . . . . . . . . . . . . . . . . . . . . . .  14
           5.3    Cooperation . . . . . . . . . . . . . . . . . . . . .  15
           5.4    Publicity . . . . . . . . . . . . . . . . . . . . . .  15
           5.5    Confidentiality . . . . . . . . . . . . . . . . . . .  15

                                      ARTICLE VI
                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

           6.1    Compliance with Agreement . . . . . . . . . . . . . .  16
           6.2    Proceedings, Instruments and Due Diligence Satisfactory
                                                                         16
           6.3    No Litigation . . . . . . . . . . . . . . . . . . . .  16
           6.4    Representations and Warranties  . . . . . . . . . . .  17
           6.5    Material Damage to Assets . . . . . . . . . . . . . .  17
           6.6    Deliveries at Closing . . . . . . . . . . . . . . . .  17

                                     ARTICLE VII
                  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

           7.1    Compliance with Agreement . . . . . . . . . . . . . .  18
           7.2    Proceedings and Instruments Satisfactory  . . . . . .  18
           7.3    No Litigation . . . . . . . . . . . . . . . . . . . .  18
           7.4    Representations and Warranties  . . . . . . . . . . .  18
           7.5    Deliveries at Closing . . . . . . . . . . . . . . . .  18

                                     ARTICLE VIII
                         INDEMNITIES AND ADDITIONAL COVENANTS

           8.1    Seller's Indemnity  . . . . . . . . . . . . . . . . .  19
           8.2    Buyer's Indemnity . . . . . . . . . . . . . . . . . .  21
           8.3    Employment Matters  . . . . . . . . . . . . . . . . .  23

                                         (ii)

                                                                       Page

           8.4    Allocation of Purchase Price  . . . . . . . . . . . .  24
           8.5    No Use of Name  . . . . . . . . . . . . . . . . . . .  25
           8.6    Bulk Sales Compliance . . . . . . . . . . . . . . . .  25
           8.7    Pocomoke Assets . . . . . . . . . . . . . . . . . . .  25

                                      ARTICLE IX
                                     TERMINATION

           9.1    Termination . . . . . . . . . . . . . . . . . . . . .  26
           9.2    Rights on Termination; Waiver . . . . . . . . . . . .  27

                                      ARTICLE X
                                    MISCELLANEOUS

           10.1   Transfer Taxes and Fees . . . . . . . . . . . . . . .  27
           10.2   Entire Agreement; Amendment . . . . . . . . . . . . .  28
           10.3   Expenses  . . . . . . . . . . . . . . . . . . . . . .  28
           10.4   Governing Law . . . . . . . . . . . . . . . . . . . .  29
           10.5   Assignment  . . . . . . . . . . . . . . . . . . . . .  29
           10.6   Notices . . . . . . . . . . . . . . . . . . . . . . .  29
           10.7   Counterparts; Headings  . . . . . . . . . . . . . . .  30
           10.8   Interpretation  . . . . . . . . . . . . . . . . . . .  30
           10.9   Severability  . . . . . . . . . . . . . . . . . . . .  30
           10.10  No Reliance . . . . . . . . . . . . . . . . . . . . .  31




























                                        (iii)

                                       EXHIBITS

          Exhibit  1.5     Buyer's Closing Certificate
          Exhibit  1.8     Contracts
          Exhibit  1.10    Escrow Agreement
          Exhibit  1.11    Equipment
          Exhibit  1.12    Intangibles
          Exhibit  1.14    Inventory Valuation
          Exhibit  1.15    Knowledge of Buyer
          Exhibit  1.16    Knowledge of Seller
          Exhibit  1.18    Form of Lease
          Exhibit  1.19    Non-Competition Agreement
          Exhibit  1.20    Opinion of Buyer's Counsel
          Exhibit  1.21    Opinion of Seller's Counsel
          Exhibit  1.22    Permitted Liens
          Exhibit  1.25    Required Consents
          Exhibit  1.27    Seller's Closing Certificate
          Exhibit  6.6     Chesapeake Corporation Guaranty
          Exhibit  7.5     Universal Companies Guaranty
          Exhibit  8.3A    Retained Employees
          Exhibit  8.3B    Severance Benefits
          Exhibit  8.4     Allocation of Purchase Price
































                                         (iv)

                               ASSET PURCHASE AGREEMENT


               ASSET PURCHASE AGREEMENT, made as of the 24th day of

          September, 1993, by and between CHESAPEAKE BUILDING PRODUCTS

          COMPANY, a Virginia corporation, and UNIVERSAL FOREST PRODUCTS,

          INC., a Michigan corporation.



                                       RECITALS

               WHEREAS, Seller owns the Assets and is a party to the

          Contracts, which Assets and Contracts are employed by Seller in the operation of its wood treating business; and

               WHEREAS, Seller desires to sell the Assets and assign the

          Contracts to Buyer, and Buyer desires to purchase the Assets and accept the assignment of the Contracts from Seller.

               NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and suffi-

          ciency of which hereby are acknowledged, it hereby is agreed that:



                                      ARTICLE I

                                     DEFINITIONS

               When used in this Agreement, the following terms shall have the meanings specified:

               1.1  Agreement.  "Agreement" shall mean this Asset Purchase

          Agreement, together with the Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

               1.2  Assets.  "Assets" shall mean the Books and Records, the

          Equipment, the Intangibles and the Inventory.

               1.3  Books and Records.  "Books and Records" shall mean

          original or true and complete copies of all of the books,

          records, data and information relating primarily to Seller's business operations at, or related to, the Plants, including,

          without limitation, all customer lists, financial and accounting records, correspondence and miscellaneous records with respect to customers and supply sources and all other general

          correspondence, records, books and files now or hereafter owned by Seller with respect to the operation of Seller's business operations at, or related to, the Plants; provided, however, that

          Books and Records shall not include books, records or other materials that, in Seller's reasonable judgment, are subject to the attorney-client privilege or disclose attorney work product,

          or that relate (i) to outdated matters without relevance to the ongoing business operations at the Plants or Buyer's use

          following Closing of the Assets or performance under the

          Contracts or (ii) primarily to business operations of Seller other than at, or related to, the Plants.

               1.4  Buyer.  "Buyer" shall mean Universal Forest Products,

          Inc., a Michigan corporation.

               1.5  Buyer's Closing Certificate.  "Buyer's Closing Certifi-

          cate" shall mean the certificate of Buyer in the form of Exhi-

          bit 1.5 attached hereto.

               1.6  Closing.  "Closing" shall mean the conference held at

          10:00 a.m., local time, on the Closing Date, at the offices of

          Seller, James Center II, 1021 East Cary Street, Richmond,

          Virginia.

               1.7  Closing Date.  "Closing Date" shall mean October 4,

          1993, or such other date as the parties may mutually agree in writing.

               1.8  Contracts.  "Contracts" shall mean those contracts,

          agreements, leases, sales orders, blanket and other purchase orders and guaranteed product commitments and invoices related thereto, to which the Seller is a party or by which it is bound,

          that are specifically identified on Exhibit 1.8 attached hereto.

               1.9  Effective Time of Closing.  "Effective Time of Closing"

          shall mean 12:01 a.m., local time, on the Closing Date.

               1.10 Escrow Agreement.  "Escrow Agreement" shall mean the

          Escrow Agreement by and among Buyer, Seller and NationsBank,

          N.A., as escrow agent, in the form of Exhibit 1.10 attached hereto.

               1.11 Equipment.  "Equipment" shall mean those items of

          tangible personal property specifically identified on Exhibit

          1.11 attached hereto.

               1.12 Intangibles.  "Intangibles" shall mean those

          trademarks, tradenames, service marks and trademark and service mark registrations that are specifically listed on Exhibit 1.12 attached hereto.

               1.13 Inventory.  "Inventory" shall mean all inventories of raw materials, stores, supplies, treating chemicals, work in process, semi-finished goods and finished goods set forth on the inventory sheets prepared pursuant to Section 2.3.

               1.14 Inventory Cost.  "Inventory Cost" shall mean for each item of Inventory the lower of (i) Seller's actual cost for such item, or (ii) the wholesale market price of such item, in each case determined as of the Closing Date in accordance with Exhibit

          1.14 attached hereto.

               1.15 Knowledge of Buyer.  "Knowledge of Buyer" shall mean

          the actual knowledge of any person listed on Exhibit 1.15

          attached hereto.

               1.16 Knowledge of Seller.  "Knowledge of Seller" shall mean the actual knowledge of any person listed on Exhibit 1.16

          attached hereto.

               1.17 Law.  "Law" shall mean any federal, state, local or

          other law or governmental requirement of any kind, and the rules,

          regulations and orders promulgated thereunder.

               1.18 Leases.  "Leases" shall mean the Lease and Purchase

          Agreements between Buyer and Seller in the form of Exhibit 1.18 attached hereto with respect to, among other things, Buyer's lease from Seller of the real property and improvements located thereon associated with each of the Plants except Seller's

          Pocomoke, Maryland Plant.

               1.19 Non-Competition Agreement.  "Non-Competition Agreement"

          shall mean the Non-Competition Agreement between Buyer and Seller in the form of Exhibit 1.19 attached hereto.

               1.20 Opinion of Buyer's Counsel.  "Opinion of Buyer's Coun-

          sel" shall mean the opinion of Clary, Nantz, Wood, Hoffius,

          Rankin & Cooper, counsel to Buyer and The Universal Companies,

          Inc., in the form of Exhibit 1.20 attached hereto.

               1.21 Opinion of Seller's Counsel.  "Opinion of Seller's

          Counsel" shall mean the opinion of Hunton & Williams, counsel to

          Seller and Chesapeake Corporation, in the form of Exhibit 1.21 attached hereto.

               1.22 Permitted Liens.  "Permitted Liens" shall mean those

          liens, encumbrances, mortgages, charges, claims, restrictions,

          pledges, security interests, impositions and other matters affecting the Assets or Contracts that are listed on Exhibit 1.22 attached hereto.

               1.23 Plants.  "Plants" shall mean Seller's operating

          locations used in the production of treated lumber located in:

          Fredericksburg, Virginia; Pocomoke, Maryland; North East,

          Maryland; Stockertown, Pennsylvania; Elizabeth City, North

          Carolina; and Holly Hill, South Carolina.

               1.24 Purchase Price.  "Purchase Price" shall mean $850,000,

          plus an amount equal to the aggregate Inventory Cost for all items of Inventory.

               1.25 Required Consents.  "Required Consents" shall mean

          those consents of governmental authorities and other parties required to give effect to the transactions contemplated herein,

          as identified on Exhibit 1.25 attached hereto.

               1.26 Seller.  "Seller" shall mean Chesapeake Building

          Products Company, a Virginia corporation.

               1.27 Seller's Closing Certificate.  "Seller's Closing

          Certificate" shall mean the certificate of Seller in the form of

          Exhibit 1.27 attached hereto.



                                      ARTICLE II

                                  PURCHASE AND SALE

               2.1  Purchase and Sale.  (a) Seller hereby agrees that at

          the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, it shall sell, transfer, assign,

          convey and deliver or cause to be delivered to Buyer by bill of sale, assignment or other appropriate instrument, free and clear of all liens, claims, mortgages or encumbrances except Permitted

          Liens, the Assets and the Contracts.

               (b)  Buyer hereby agrees that at the Closing, and upon all of the terms and subject to all of the conditions of this

          Agreement, it shall purchase the Assets and assume all of

          Seller's rights and obligations under the Contracts, and in full payment therefor shall pay to Seller the Purchase Price as provided in this Article.

               2.2  Payment of the Purchase Price.  Buyer shall pay the

          Purchase Price to Seller by wire transfer of immediately

          available funds as follows:  (a) $350,000 at Closing to an account designated by Seller at a U.S. bank; (b) $500,000 at

          Closing to the account contemplated in the Escrow Agreement; and

          (c) the balance of the Purchase Price (representing the aggregate

          Inventory Cost) in three equal installments due on the 30th, 60th and 90th day after

          Closing, to an account designated by Seller at a U.S. bank.  The

          Purchase Price shall in no event exceed $14.9 million in the aggregate.

               2.3  Determination of Inventory.  (a)  The Inventory to be

          purchased by Buyer and considered for the purposes of calculating the Purchase Price shall be determined based on an itemized physical count taken within seven days before the Closing Date,

          of all inventories of raw materials, stores, supplies, treating chemicals, work in progress, semi-finished goods and finished goods owned by Seller and held for processing or sale at each of the Plants.  The count shall be conducted by Seller and Buyer,

          and shall be tallied and reconciled to Seller's perpetual

          inventory system, with the physical tallies controlling any discrepancy.  Upon such reconciliation, duplicate inventory reports shall be generated showing the quantity of each item, the

          Inventory Cost of each item and the aggregate Inventory Cost of all such items.  Such inventory reports shall be updated by Buyer and Seller through the Closing Date to reflect purchases and sales of Inventory and, as so updated, shall reflect the

          Inventory conveyed at Closing and the aggregate Inventory Cost thereof.

               (b)  All items that are found to be damaged or defective or otherwise obsolete, unusable or unmerchantable, based upon industry standards, shall be excluded from Inventory.  All disputes regarding valuation, useability or merchantability of inventory items shall be resolved within five working days after the physical count by Buyer and Seller. If the Closing Date occurs before such five business day period has expired and certain inventory items remain the subject of a dispute, such items shall be excluded from the Inventory that is conveyed at

          Closing; provided, however, that upon resolution of any such disputes, such items shall be included in Inventory, shall be deemed to have been conveyed by Seller to Buyer as of the Closing

          Date and the Inventory Cost thereof shall be included in the

          Purchase Price payable pursuant to Section 2.2 hereof.

               (c)  All items that are the subject of good faith unresolved disputes following such five business day period, and all stores and supplies that bear the name "Chesapeake", the "rolling C"

          logo or any variation thereof, shall be excluded from Inventory.

          Seller shall remove from the Plants at its expense all such items that are excluded from Inventory within 30 days after the Closing

          Date.  Until such items are removed by Seller, Buyer shall segregate and store such items at no charge to Seller at the

          Plants under the same conditions as it would store its own inventory, provided that risk of loss with respect to such items shall be borne by Seller.  Buyer and Seller shall bear the expense of their own employees' participation in the physical count.



                                     ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF SELLER

               Seller hereby represents and warrants to Buyer that:

               3.1  Organization of Seller.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has full corporate power to enter into this Agreement and the documents and instruments required hereby from Seller and to otherwise to perform its obligations hereunder and thereunder.  Seller is duly qualified as a foreign corporation to do business and is in good standing under the laws of Maryland, Pennsylvania, North Carolina and

          South Carolina.

               3.2  Authorization; Enforceability. The execution, delivery and performance by Seller of this Agreement and the documents and instruments required hereby from Seller are within the corporate power of Seller and have been duly authorized by all necessary corporate action of Seller.  This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by the parties hereto, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

               3.3  No Violation or Conflict by Seller.  The execution,

          delivery and performance by Seller of this Agreement and the documents and instruments required hereby from Seller do not and will not conflict with or violate any Law, judgment, order or decree binding on Seller or the Articles of Incorporation or

          Bylaws of Seller or any contract or agreement to which Seller is a party or by which it is bound, the breach of which could have a material adverse effect on the Assets or the Contracts following the Closing or Seller's ability to perform its obligations hereunder or under any document or instrument contemplated herein

          (except that Seller makes no representation or warranty with respect to compliance with the bulk sales laws of any state).

          Except for the Required Consents, no consent of any other person,

          and no notice to, filing or registration with, or authorization,

          consent or approval of, any governmental, regulatory or self-

          regulatory agency is necessary or is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of its obligations under this Agreement.

               3.4  Title to Assets.  Seller owns good, valid and

          marketable title to the Assets, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions,

          pledges, security interests or impositions, except Permitted

          Liens, and, upon delivery of the Assets to Buyer at Closing and upon Buyer's payment of the Purchase Price in accordance with

          Section 2.2 hereof, good and valid title to the Assets, free and clear of all mortgages, liens, encumbrances, charges, claims,

          restrictions, pledges, security interests or impositions, except

          Permitted Liens, will pass to Buyer.

               3.5  No Litigation.  There is no litigation, arbitration

          proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Seller, proposed or

          threatened, against Seller or relating to the business, assets or properties of Seller which, if adversely determined, would materially and adversely affect the Assets or the Contracts after the Closing or the ability of Seller to perform its obligations hereunder or any document or instrument required hereby from

          Seller.

               3.6  Condition of Equipment.  The Equipment has been

          inspected by Buyer and is accepted by Buyer "as is and where is".

               3.7  Books and Records.  The Books and Records are true,

          complete and correct in all material respects.

               3.8  Contracts.  Seller has previously delivered to Buyer

          true and correct copies of each of the Contracts.  Seller has performed each material term, covenant and condition of each of the Contracts that is to be performed by Seller at or before the date hereof.  No event has occurred that would, with the passage of time or compliance with any applicable notice requirements,

          constitute a default by Seller or, to the Knowledge of Seller,

          any other party under any of the Contracts, and, to the Knowledge of Seller, no party to any of the Contracts intends to cancel,

          terminate or exercise any option under any of the Contracts.

               3.9  Intangibles.  Seller owns the entire right, title and interest in and to the Intangibles, subject only to the Permitted

          Liens.  To the Knowledge of Seller, there are no claims, demands or proceedings instituted, pending or threatened by any third party pertaining to or challenging Seller's right to use any of the Intangibles, and there is no trademark, tradename, patent or copyright owned by a third party (other than those intangibles that are the subject of Section 8.6 hereof) that Seller is using without a license to do so.  Seller does not own any patents or patent applications that relate to its wood treating business as conducted at the Plants.

               3.10 No Broker.  Seller has retained no broker or other

          intermediary to act on its behalf in connection with the transactions contemplated by this Agreement except Dillon, Read &

          Co. Inc. ("Dillon Read") and has, pursuant to a separate

          agreement, agreed to pay Dillon Read a fee if the transactions contemplated by the Agreement are consummated.  Seller agrees to indemnify and hold Buyer harmless from and against all amounts payable to Dillon Read in connection with the transactions contemplated herein.



                                      ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer hereby represents and warrants to Seller that:

               4.1  Organization.  Buyer is a corporation duly

          incorporated, validly existing and in good standing under the laws of Michigan and has full corporate power to enter into this

          Agreement and the documents and instruments required hereby from

          Buyer and to otherwise perform its obligations hereunder and thereunder.

               4.2  Authorization; Enforceability.  The execution, delivery and performance by Buyer of this Agreement and the documents and instruments required hereby from Buyer are within the corporate power of Buyer and have been duly authorized by all necessary corporate action of Buyer.  This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by the parties hereto, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

               4.3  No Violation or Conflict.  The execution, delivery and performance by Buyer of this Agreement and the documents and instruments required hereby from Buyer do not and will not conflict with or violate any Law, judgment, order or decree binding on Buyer or the Articles of Incorporation or Bylaws of

          Buyer or any contract or agreement to which Buyer is a party or by which it is bound, the breach of which could have a material adverse effect on Buyer's ability to perform its obligations hereunder or under any document or instrument contemplated herein.  Except for the Required Consents, no consent of any other person, and no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regu-

          latory or self-regulatory agency is necessary or is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of its obligations under this Agreement.

               4.4  No Litigation.  There is no litigation, arbitration

          proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Buyer, proposed or

          threatened, against Buyer or relating to the business, assets or properties of Buyer which, if adversely determined, would

          materially and adversely affect the ability of Buyer to perform its obligations hereunder or any document or instrument required hereby from Buyer.

               4.5  No Broker.  Buyer has not had any dealings, negotia-

          tions or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement other than Dillon Read, and Buyer has not agreed to pay Dillon

          Read any fee in connection with the transactions contemplated by this Agreement.



                                      ARTICLE V

                         CERTAIN MATTERS PENDING THE CLOSING

               Seller covenants to Buyer that from and after the date of

          this Agreement and until the Closing Date:

               5.1  Carry on in Regular Course.  Except for changes

          incidental to the transactions contemplated herein, Seller shall carry on its business at the Plants in the ordinary course and substantially in the same manner as heretofore carried on and use its reasonable best efforts to preserve the Assets and to perform all material obligations and to preserve its rights under the

          Contracts.  Seller will advise Buyer promptly in writing of any material adverse change in Seller's financial condition or business affecting the Assets or the Contracts.

               5.2  Access.  At Buyer's expense, Buyer and Buyer's

          authorized agents, officers and representatives shall have reasonable access to the Plants, the Assets and the Contracts and to any books, records and other materials to be retained by

          Seller that have relevance to the Assets, the Contracts or the operation of Seller's business at the Plants; provided, however,

          that such examinations and investigations: (a) shall be conducted only in the presence of a designated representative of Seller;

          (b) shall be conducted during Seller's normal business hours; (c)

          shall not unreasonably interfere with Seller's operations and activities; (d) shall be subject to the prior approval of Seller if the information or documents requested are of a nature that may compromise the competitive position of Seller in a line of business other than the wood treatment industry; and (e) shall not extend to any books, records or other materials that, in

          Seller's reasonable judgment, are subject to the attorney-client privilege or disclose attorney work product.

               5.3  Cooperation.  Buyer and Seller will cooperate in all

          respects in connection with the giving of any notices to any governmental authority or securing the permission, approval,

          determination, consent or waiver of any governmental authority required by Law in connection with the consummation of the transactions contemplated by this Agreement.

               5.4  Publicity.  All general notices, releases, statements and communications to employees, suppliers, distributors and customers of Seller and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Buyer and Seller; provided, however, that Seller and Buyer shall be entitled to make a public announcement of the proposed transaction if, in the opinion of its legal counsel,

          such announcement is required to comply with Law or the rules and regulations of the New York Stock Exchange.

               5.5  Confidentiality.  Notwithstanding any other provision of this Agreement to the contrary, Buyer agrees that, unless and until the transactions contemplated herein are consummated, Buyer shall remain subject to all of the terms and conditions of the

          Confidentiality Agreement, dated July 14, 1992, between Dillon

          Read, as representative of Seller, and Buyer, the terms of which

          Confidentiality Agreement are incorporated herein by reference.



                                      ARTICLE VI

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

               Each and every obligation of Buyer to be performed on the

          Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

               6.1  Compliance with Agreement.  Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

               6.2  Proceedings, Instruments and Due Diligence

          Satisfactory.  All proceedings, corporate or other, to be taken by Seller in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and

          Buyer's counsel, and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.  Buyer, in its sole discretion, shall be satisfied with the results of its due diligence investigation of the Assets and Contracts.

               6.3  No Litigation.  No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consumma-

          tion of the transactions contemplated hereby.

               6.4  Representations and Warranties.  The representations

          and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warran-

          ties had been made on the Closing Date.

               6.5  Material Damage to Assets.  Between the date of this

          Agreement and the Closing Date, neither the Assets nor the premises and equipment that are the subject of the Leases shall have been materially and adversely affected by reason of any loss, taking, condemnation, destruction or physical damage,

          whether or not insured against.

               6.6  Deliveries at Closing.  Seller shall have delivered to

          Buyer the following documents, each properly executed and dated as of the Closing Date:  (a) the Opinion of Seller's Counsel; (b)

          Seller's Closing Certificate; (c) the Escrow Agreement; (d) the

          Non-Competition Agreement; (e) a guaranty by Chesapeake

          Corporation of all of Seller's obligations hereunder and under the Leases in the form of Exhibit 6.6 attached hereto; and (f)

          the Leases.



                                     ARTICLE VII

                  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

               Each and every obligation of Seller to be performed on the

          Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

               7.1  Compliance with Agreement.  Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

               7.2  Proceedings and Instruments Satisfactory.  All proceed-

          ings, corporate or other, to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all docu-

          ments incident thereto, shall be reasonably satisfactory in form and substance to Seller and Seller's counsel, and Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reason-

          ably request in connection with the transactions contemplated by this Agreement.

               7.3  No Litigation.  No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consumma-

          tion of the transactions contemplated hereby.

               7.4  Representations and Warranties.  The representations

          and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warran-

          ties had been made on the Closing Date.

               7.5  Deliveries at Closing.  Buyer shall have delivered to

          Seller the following documents, each properly executed and dated as of the Closing Date: (a) the Opinion of Buyer's Counsel; (b)

          Buyer's Closing Certificate; (c) the Escrow Agreement; (d) the

          Non-Competition Agreement; (e) a guaranty by The Universal

          Companies, Inc. of all of Buyer's obligations hereunder and under the Leases in the form of Exhibit 7.5 attached hereto; and (f)

          the Leases.



                                     ARTICLE VIII

                         INDEMNITIES AND ADDITIONAL COVENANTS

               8.1  Seller's Indemnity.  (a) Seller hereby agrees to indem-

          nify and hold Buyer harmless from and against, and agrees to defend promptly Buyer from and to reimburse Buyer for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys' fees and other legal costs and expenses (hereinafter referred to collectively as "Losses"), that Buyer may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the representations and warranties made by Seller in or pursuant to this Agreement, (ii) any failure by Seller to perform any of its covenants and obligations set forth in this Agreement or in any document or instrument delivered pursuant hereto and (iii) any claims by third parties against Buyer relating to the operation and ownership by Seller of the Assets, the performance by Seller under the Contracts or the conduct of Seller's business at any of the Plants prior to the Effective Time of Closing (excluding any such claims relating to environmental matters, which claims shall be governed exclusively by the indemnification provisions set forth in the Leases); provided, however, that Seller shall not be required to indemnify Buyer pursuant to Section 8.1(a)(i) hereof in respect of the representations and warranties made by Seller unless such right is asserted (whether or not such Losses have actually been incurred) by written notice to Seller within one year of the Closing Date describing with specificity the facts giving rise to the asserted right; and provided, further, that

          Seller shall not be required to indemnify Buyer pursuant to

          Section 8.1(a)(i) in respect of the representations and

          warranties made by Seller unless and until the amount of all

          Losses for which indemnification is sought hereunder first exceeds $25,000, in which event only Losses in excess of such amount shall be subject to indemnification.  Seller's aggregate obligations pursuant to this Section 8.1(a) shall in no event exceed $2.0 million.

               (b)  In the event a claim against Buyer arises that is

          covered by the indemnity provisions of Section 8.1(a) hereof,

          notice shall be given promptly by Buyer to Seller.  Provided that

          Seller admits in writing to Buyer that such claim is covered by the indemnity provisions of Section 8.1(a) hereof, Seller shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless

          Buyer agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Seller; provided, however,

          that Seller may not effect any settlement that could result in any cost, expense or liability to Buyer unless Buyer consents in writing to such settlement and Seller agrees to indemnify Buyer therefor. Buyer may select counsel to participate in any defense, in which event Buyer's counsel shall be at the sole cost and expense of Buyer.  In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

               (c)  Except as provided in Sections 3.10 and 8.6 hereof and except as set forth in the Leases, this Section 8.1 shall be the sole remedy of Buyer against Seller for any claim arising in connection with the transactions contemplated herein.  Seller's representations and warranties made herein shall survive the

          Closing, but only to the extent and for such time as is necessary to enable Buyer to enforce its rights to indemnification under this Section.

               8.2  Buyer's Indemnity.  (a) Buyer hereby agrees to indem-

          nify and hold Seller harmless from and against, and agrees to defend promptly Seller from and to reimburse Seller for, any and all Losses that Seller may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in or pursuant to this Agreement, (ii) any failure by

          Buyer to perform any of its covenants and obligations set forth in this Agreement or in any document or instrument delivered pursuant hereto and (iii) any claims by third parties against

          Seller relating to the operation and ownership by Buyer of the

          Assets, the performance by Buyer under the Contracts or the conduct of Buyer's business at any of the Plants from and after the Effective Time of Closing (excluding any such claims relating to environmental matters, which claims shall be governed

          exclusively by the indemnification provisions set forth in the

          Leases); provided, however, that Seller shall have no right to be indemnified, held harmless from, defended or reimbursed pursuant to Section 8.2(a)(i) hereof in respect of the representations and warranties made by Buyer unless such right is asserted (whether or not such Losses have actually been incurred) by written notice to Buyer within one year of the Closing Date describing with specificity the facts giving rise to the asserted right; and

          provided, further, that Buyer shall not be required to indemnify

          Seller under Section 8.2(a)(i) hereof in respect of the

          representations and warranties made by Buyer unless and until the amount of all Losses for which such indemnification is sought hereunder first exceeds $25,000, in which event only Losses in excess of such amount shall be subject to indemnification.

          Buyer's aggregate obligations pursuant to this Section 8.2(a)

          shall in no event exceed $2.0 million.

               (b)  In the event a claim against Seller arises that is

          covered by the indemnity provisions of Section 8.2(a) hereof,

          notice shall be promptly given by Seller to Buyer.  Provided that

          Buyer admits in writing to Seller that such claim is covered by the indemnity provisions of Section 8.2(a) hereof, Buyer shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless

          Seller agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Buyer; provided, however,

          that Buyer may not effect any settlement that could result in any cost, expense or liability to Seller unless Seller consents in writing to such settlement and Buyer agrees to indemnify Seller therefor.  Seller may select counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of Seller.  In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

               (c)  Except as provided in Section 8.7 hereof and except as set forth in the Leases, this Section 8.2 shall be the sole remedy of Seller against Buyer for any claim arising in

          connection with the transactions contemplated herein.  Buyer's representations and warranties made herein shall survive the

          Closing, but only to the extent and for such time as is necessary to enable Seller to enforce its rights to indemnification under this Section.

               8.3  Employment Matters.  (a) As of the Effective Time of

          Closing, Seller shall terminate the employment of all of the persons employed by Seller at the Plants (and such persons shall be treated as terminated employees under Seller's benefit plans).

          Seller shall remain liable for all obligations to employees of

          Seller and Chesapeake Corporation for periods prior to the

          Effective Time of Closing including, without limitation, any and all wages, benefits, profit sharing and/or pension benefits, vacation pay, workers compensation benefits and retirement agreements.

               (b)  Buyer agrees that Buyer shall offer employment for a

          six month probationary period to those persons specified on

          Exhibit 8.3A attached hereto at one of Buyer's wood treating facilities.  Buyer represents and warrants to Seller that the persons identified on Exhibit 8.3A have been selected to receive offers of employment solely by Buyer, and that Buyer has not received or relied upon any information from Seller as a basis for making such employment decisions.  Buyer agrees that each person identified in Exhibit 8.3A who accepts employment with

          Buyer (each, a "Retained Employee") shall be eligible to

          participate in Buyer's employee welfare plans pursuant to the terms and conditions thereof; provided, however, that Buyer's medical benefits plan shall not include a waiting or eligibility period for any such Retained Employee; and provided further,

          however, that Buyer shall not be obligated to extend medical benefits, or to assume any liability or expense, for any "pre-

          existing medical condition" of any Retained Employee or his dependents (as such term is currently defined in Buyer's medical benefits plans).  Seller agrees that for a period of six months after Closing, Seller shall extend to each Retained Employee who had been a salaried employee of Seller those severance benefits described on Exhibit 8.3B attached hereto.

               8.4  Allocation of Purchase Price.  The Purchase Price shall be allocated among the Assets, the Contracts and the Non-

          Competition Agreement in accordance with Exhibit 8.4 hereto.

          This allocation is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as

          amended.  The parties shall cooperate to comply with all

          substantive and procedural requirements of Section 1060 and the regulations thereunder and the allocation shall be adjusted only if and to the extent necessary to comply with such requirements.

          Buyer and Seller agree that they will not take nor will they permit any affiliated person to take, for income tax purposes,

          any position inconsistent with such allocation.

               8.5  No Use of Name.  Buyer agrees that without Seller's

          consent, it will not make any use of the name "Chesapeake

          Corporation", the word "Chesapeake" or the "rolling C" logo, or any variation thereof in any manner.

               8.6  Bulk Sales Compliance.  Buyer hereby waives compliance by Seller with the provisions of the bulk sales law of any jurisdiction, and Seller covenants and agrees to pay and

          discharge when due all claims of any governmental entities and creditors of Seller and its subsidiaries that could be asserted against Buyer by reason of such non-compliance.  Seller agrees to indemnify and hold Buyer harmless from and against and shall on demand reimburse Buyer for any and all losses, damages, costs,

          expenses, liabilities, obligations and claims of any kind,

          including, without limitation, reasonable attorneys' fees and other legal costs and expenses, suffered by Buyer by reason of

          Seller's failure to pay and discharge any such claims.

               8.7  Pocomoke Assets.  Exhibit 1.11 specifically identifies certain items of Equipment that are located at Seller's Pocomoke,

          Maryland Plant (the "Pocomoke Assets").  Buyer will, at its own expense and within 60 days after the Closing Date, remove all of the Pocomoke Assets from the site of Seller's Pocomoke, Maryland

          Plant.  Such removal shall be done by Buyer in a good and

          workmanlike manner, with the minimum practical damage to the fixtures and improvements associated with the Pocomoke Plant and in compliance with all applicable Laws; provided, however, that

          Buyer's plans for such removal shall be subject to Seller's reasonable approval in advance.  Such plans will not require

          Buyer to restore or repair fixtures or improvements that must be dismantled or damaged to permit a workmanlike removal of the

          Pocomoke Assets.  Buyer shall indemnify and hold Seller harmless from and against any Losses suffered by Seller that are solely attributable to the negligence or willful misconduct of Buyer or any of Buyer's employees or agents in connection with the removal of the Pocomoke Assets.  Until the Pocomoke Assets are removed by

          Buyer in accordance with this Section, Seller shall permit Buyer to store such assets without charge at the Pocomoke Plant,

          provided that risk of loss with respect to such assets shall be borne by Buyer.





                                      ARTICLE IX

                                     TERMINATION

               9.1  Termination.  Time is of the essence of this Agreement.

          This Agreement may be terminated and the transactions contem-

          plated hereby may be abandoned as follows: (a) at any time prior to the Closing Date by mutual written agreement of Seller and

          Buyer; or (b) by Buyer at any time within 20 business days following Buyer's becoming aware of the occurrence of any event set forth in Section 6.3 hereof or on the Closing Date if any of the conditions set forth in Article VI of this Agreement shall not have been fulfilled by the Closing Date; or (c) by Seller at any time within 20 business days following the Seller's becoming aware of the occurrence of any event set forth in Section 7.3 hereof or on the Closing Date if any of the conditions set forth in Article VII of this Agreement shall not have been fulfilled by the Closing Date; or (d) by Seller or Buyer on or after

          October 5, 1993, if by that date Closing has not occurred.

               9.2  Rights on Termination; Waiver.  If this Agreement is

          terminated pursuant to Section 9.1, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, provided that Buyer's obligations contained in Section 5.5 of this Agree-

          ment shall survive any such termination.  If this Agreement is terminated other than pursuant to Section 9.1, the parties hereto shall retain all of their respective rights under applicable Law resulting from such termination.



                                      ARTICLE X

                                    MISCELLANEOUS

               10.1 Transfer Taxes and Fees.  Seller shall pay all transfer fees, transfer taxes, sales taxes and assessments (other than local, state and federal income taxes, to which this Section does not apply) charged under applicable Law in connection with the transfer of the Assets and Contracts to Buyer.

               10.2 Entire Agreement; Amendment.  Except as set forth in

          Section 5.5 hereof, this Agreement, the Leases and the documents referred to herein and therein and to be delivered pursuant hereto and thereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings,

          negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or

          therein.  No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall

          constitute a waiver of any other provision of this Agreement,

          whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  The representations and warranties of each party hereto shall be deemed to be material and to have been relied upon by the other party, notwithstanding any investigation heretofore or hereafter made by the other party.

               10.3 Expenses.  Whether or not the transactions contemplated by this Agreement are consummated and except as provided in the

          Leases, each of the parties hereto shall pay the fees and

          expenses of its counsel, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

               10.4 Governing Law.  This Agreement shall be construed and interpreted according to the laws of the Commonwealth of

          Virginia, without regard to the conflicts of law rules thereof.

               10.5 Assignment.  This Agreement and each party's respective rights hereunder may not be assigned at any time by operation of law or otherwise without the prior written consent of the other party.

               10.6 Notices.  All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of the other party or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address:


          If to Seller:    Chesapeake Building Products Company
                           2 James Center, 22nd Floor
                           1021 East Cary Street
                           P.O. Box 2350
                           Richmond, Virginia 23218-2350
                           Attention:  Andrew J. Kohut


          With a copy to:  Chesapeake Corporation
                           2 James Center, 22nd Floor
                           1021 East Cary Street
                           P.O. Box 2350
                           Richmond, Virginia 23218-2350
                           Attention:  J.P. Causey Jr., Esq.,
                              Vice President, Secretary
                              and General Counsel

          If to Buyer:     Universal Forest Products, Inc.
                           2801 East Beltline, N.E.
                           Grand Rapids, Michigan 49505
                           Attention: R. Dale Lausch


          With a copy to:  The Universal Companies, Inc.
                           2801 East Beltline, N.E.
                           Grand Rapids, Michigan 49505
                           Attention:  Matthew J. Missad
                                       Vice President - Operations
                                       Compliance


               10.7 Counterparts; Headings.  This Agreement may be executed in several counterparts, each of which shall be deemed an

          original, but such counterparts shall together constitute but one and the same Agreement.  The Table of Contents and Article and

          Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

               10.8 Interpretation.  Unless the context requires otherwise,

          all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders.  All references to contracts, agreements, leases, employee benefit plans or other understandings or arrangements shall refer to oral as well as written matters.

          10.9 Severability.  If any provision, clause or part of this

Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

          10.10     No Reliance.  No third party is entitled to rely on any

of the representations, warranties and agreements contained in this

Agreement.  Buyer and Seller assume no liability to any third party because of any reliance on the representations, warranties and agreements of Buyer and Seller contained in this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Asset Purchase

Agreement to be duly executed as of the day and year first above written.

                          CHESAPEAKE BUILDING PRODUCTS COMPANY



                          By:    /s/ J.P. Causey Jr.
                          Its:  Secretary



                          UNIVERSAL FOREST PRODUCTS, INC.



                          By:    /s/ William G. Currie
                          Its: Chief Executive Officer